E X H I B I T    9 9. 1

  MAY 24, 2012 / 11:00AM EDT, TTC - Q2 2012 Toro Earnings Conference Call

Operator

Good day, ladies and gentlemen, and welcome to The Toro Company second-quarter earnings conference call. My name is Clarissa, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (Operator instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s conference, Mr. Kurt Svendsen, Managing Director of Corporate Communications and Investor Relations for The Toro Company. Please proceed, Mr. Svendsen.

Kurt Svendsen –The Toro Company – Dir. – IR

Thank you and good morning. Joining me this morning for our second-quarter earnings call are Mike Hoffman, Chairman and Chief Executive Officer; Renee Peterson, Chief Financial Officer; Tom Larson, Vice President and Treasurer; and Blake Grams, Vice President and Controller.

We begin with our customary forward-looking statement policy. During this call, we will make certain forward-looking statements which are intended to assist you in understanding the Company’s results. You’re all aware of the inherent difficulties, risks and uncertainties in making predictive statements. The Safe Harbor portion of the Company’s earnings release as well as SEC filings detail some of the important risk factors that may cause actual results to differ from those in our predictions. Our earnings release was issued this morning by Business Wire. A copy can be found in the information section of our investor site, TheToroCompany.com. I will now turn the call over to Mike.

Michael Hoffman – The Toro Company – Chairman, CEO

Thank you, Kurt, and good morning to all our listeners. Favorable weather conditions across much of the United States helped fuel retail and continued the shipment momentum we reported during our first quarter call. We achieved record second-quarter revenues and earnings per share. Net sales for the quarter grew 9.5% with earnings per share up 20%. For the first six months, net sales increased nearly 10% while earnings per share rose 21%. Renee will discuss our financial and operating results in more detail later in the call.

As reported in our earnings release earlier this morning, the strength of our second-quarter and year-to-date performance led to our raising guidance for the year. In addition, the Board has declared a 2-for-1 stock split. This is the third stock split declared by our Board since we launched 5 by FIVE, the first in our series of corporate initiatives to focus the enterprise on driving growth and efficiencies and thus add shareholder value. That effort continues with our current initiative, Destination 2014.

Domestically, while the economy still presents mixed signals, the unseasonably warm weather and ample moisture are driving end-user purchases across our residential, landscape and golf businesses. In fact, we are enjoying strong results around the world with the exception of Europe, where economic conditions have slowed sales. Golf courses across the United States are enjoying a resurgence of player activity. The National Golf Foundation, or NGF, latest report shows rounds played in March grew by 30%, raising the 2012 calendar year-to-date growth rate to over 20%. Most regions of the United States are reporting increased sales with the most significant growth coming from the large core markets of California, Arizona, Florida and the Carolinas, which were all hard hit by the economic downturn.

The NGF attributes these gains to a lessening of recessionary effects on the game and an upward trend in a golfer confidence. Weather also contributed to an early start to the golf season, generating better-than-expected cash flow for golf course operators. In response to the increased activity, many courses are investing in new equipment both to replace worn machinery and to capitalize on the innovation and productivity our latest advancements deliver.

We continue to win a significant share of large golf equipment packages. Our new greens mowers and rollers have been especially well-received. New hybrid technology featured on our greens mowers shows particular promise for future growth. As many of you witnessed first hand, these and our many other cutting-edge equipment, precision golf irrigation products and services kept our booth packed with customers during the National Golf Industry Show in late February.

As we discussed in our first quarter call, new golf course irrigation projects have slowed overseas due to economic issues in Europe and China’s ongoing review of development policies. However, continued renovation of existing courses is generating sales. Furthermore, we are seeing increased golf purchases in Japan as the nation continues its recovery from the devastating quake and tsunami that brought golf business to a halt in March of 2011. Our global position in golf remains very strong. We were pleased to host many international customers, most notably from Asia, at the previously mentioned National Golf Industry Show. We also enjoyed an enthusiastic turnout of golf decision-makers at the Beijing Golf Show.

Moving to our landscape contractor businesses, sales rose at a healthy pace due to strong retail activity and interest in our new products, like the Z Master 2000 commercial series and our stand-on aerators. Our landscape contractor teams are also reporting growing demand for our zero-turn products powered by electronic fuel injected engines, commonly referred to as EFI. Although they demand a premium price, EFI systems deliver greater fuel efficiency, cleaner operation and require less maintenance. While they cost a bit more at the point of purchase, the cost of operation and thus the contractors’ cost of doing business can be reduced. As the industry’s utilization of EFI has grown, so has contractor awareness of the technology’s potential to improve their bottom lines. We are well positioned to continue to capitalize on this important trend.

Our professional grounds business remains somewhat flat compared to a year ago. However, it’s important to remember the business achieved strong growth during the first six months of last year, and we’re pleased to report has kept pace with its robust F 2011 performance. As we suggested last call, some areas of the country are seeing unused snow removal monies being reallocated to the purchases of mowing products. However, we have also seen some hesitancy related to tighter municipal budgets and uncertainty associated with the upcoming elections.

On the residential front, sales continue to climb. Domestic sales of walk power mowers were particularly strong for the quarter, as were sales of Pope products in Australia. As you may recall from our first quarter, our channel partners took early shipment of zero-turn riding equipment to meet retail demand. Consequently, our residential walk power mowers and riding products have both posted healthy gains year-to-date.

Two key category leaders that outstripped the forecast include in TimeMaster 30-inch walk-behind mower and the new TimeCutter MX riding units featuring fabricated steel decks. Both have retailers anxiously awaiting additional shipments.

Our residential walk power mower and zero-turn riding categories earned high marks in the lawn equipment ratings recently published by a leading consumer research magazine. The findings recommended several of our consumer walk power mowers, both steel deck and aluminum, as well as our TimeCutter Z model with SmartSpeed that they tested.

Next, our Residential and non-golf commercial irrigation and lighting businesses registered gains for both quarter and year-to-date. New products continue to propel growth. Our Precision Irrigation line of nozzles and sensors differentiates us from the competition. Consumers have demonstrated their willingness to pay a premium for these products because of their efficiency and water saving attributes. The newly released Precision Soil Sensor recently won an industry prize new product of the year award at the National Hardware Show. The Soil Sensor’s launch is being supported with a strong advertising push to drive customers to our contractor and retail partners.

Our unique lighting products were similarly a hit at Lightfare, the industry’s premier lighting show. Consumers’ demand for LED lamps, which are up to 85% more efficient than standard lamps, have outpaced industry expectations. We’re positioned to capitalize on this demand with our recently released state-of-the-art FLEX LED offering that covers our entire lighting line.

As our Astec and more recent Stone Construction Equipment acquisitions attest, we continued to invest in our rental and construction businesses. We are proving to industries that we are fast becoming a major player in both fields. In fact, this year’s American Rental Show held in February was our best yet in terms of quotes and orders. Our push has been amply timed as market demand escalates. We are successfully signing new rental companies and dealers. Consequently, our Site Work Systems business delivered strong sales increases on both a quarterly and year-to-date basis.

Finally, our micro irrigation business is continuing its steady growth path in worldwide markets.

Now, Renee will detail some of our financial results.

Renee Peterson – The Toro Company – CFO, VP – Finance

Thank you, Mike. As mentioned earlier, net sales for the quarter grew 9.5% to $691.5 million. We delivered net income of $68.8 million or $2.26 per share compared to $1.88 last year. Year-to-date net sales were up 9.9% to $1,115,300,000. We achieved net earnings of $88.7 million or $2.91 per share.

Our Professional segment sales were up 9% for the quarter to $456 million. Year to date, sales were up 9.3% to $739.8 million. The Professional segment net earnings for the quarter totaled $98.7 million, a 15.3% increase over last year. For the first six months, Professional segment earnings were $140.8 million, up 14% compared to the same period last year.

Our Residential segment sales for the quarter were up 10.6% to $231.9 million. Year-to-date, sales grew 11% to $369.5 million. Net earnings in the Residential segment for the quarter totaled $28.5 million, up 7.5% from last year. For the first six months, Residential segment earnings were $41 million, up 8.5% from the prior period.

Now to our key operating results — second-quarter gross margin expanded 20 basis points to 34%, a favorable comparison for the first time in several quarters, due to manufacturing efficiencies and price increases on some products. Year-to-date, gross margins lagged last year by 20 basis points to 34.3%, due to unfavorable mix issues and higher material costs. The good news is we’re trending in a positive direction. For the full year, we expect continued gross margin improvement.

SG&A expenses as a percent of sales improved by 40 basis points for the quarter and by 90 basis points for the first six months, due to higher sales volumes. We expect SG&A as a percentage of sales to finish the year similar to last year, factoring in the additional investments and the recent acquisitions of Aztec and Stone Equipment.

Operating earnings increased 60 basis points as a percentage of sales for the quarter, to 15.4%, and by 70 basis points to 12.6% year to date. Our Destination 2014 initiative focused on productivity as a means of achieving continual profit improvement is clearly having an impact. This commitment will not waver.

Interest expense for the quarter was $4.2 million, slightly down from the same period a year ago. Year-to-date interest expense was up 3.5% due to higher average debt levels. Our effective tax rate for the quarter was 34.1% compared to 33.4% last year. For the first six months the tax rate was 34% compared to 32.6% last year. In both instances, the rate increase was largely the result of the expiration of a domestic research tax credit. We expect our tax rate for the full year to be about 34.5%.

Turning to the balance sheet, accounts receivable at the end of the quarter totaled $272.8 million, a 2% drop compared to the same period a year ago. This change reflects the combined effects of exchange rates and the comparative quarter end date. Net inventories were down 3.5% to $250.8 million, a $9 million decrease from the prior year. The increased sales activity, improved asset management and changes in the exchange rate all contributed to the reduced inventory level.

Our various channel partners took inventory early this year to meet strong retail demand for our Residential, landscape contractor and commercial products. Retail has continued at a sound pace. However, quarter end field inventory increased somewhat as channel partners demanded more inventory in anticipation of continued retail sales growth.

Finally, the lower Toro inventory levels also led to a decrease in trade payables of $6.2 million. I’ll now turn the presentation back over to Mike for his concluding comments.

Michael Hoffman – The Toro Company – Chairman, CEO

Thank you, Renee. So Toro is off to a strong start for the season. While we are cognizant of the economic realities and unpredictability of mother nature, we have a number of good reasons to move forward with confidence. These include golf customers who are optimistic due to the season’s strong early start. We look for the grounds business to enjoy a boost in large rotary unit sales as the end of June municipal spending cycle and the new budgeting cycle approaches. Residential retail partners who made significant gains due to the early spring anticipate incremental sales opportunities from an extended selling season. The domestic irrigation business is similarly poised for a strong finish to the year as planned installations of new systems come to fruition.

Our Unique Lighting business strategy of developing relationships by providing thorough training for contractors and packaging our product offering as comprehensive systems continues to win converts to our line. The Astec and Stone Equipment acquisitions, closed in the second quarter, have helped us round out a rock-solid offering for the growing rental and construction markets. The use of micro-irrigation is on the fast track around the globe, presenting an ever-growing opportunity for our tape and drip products.

And, while only time will tell when European markets will regain their edge, the level of interest that customers in the region have shown for our products suggests we are well positioned to capitalize on an eventual recovery.

With all of that said, I want to remind you of our statement during our last call that, in light of last winter’s unfavorable weather, we anticipate a sluggish start to the upcoming snow season. As you know, snow is a small portion of our overall business. We closely manage our position in order to be prepared for such seasonal fluctuations.

As we near the deadline for compliance with new Tier IV regulations, we are confident we will be ready with fully compliant diesel products for our golf and grounds customers. We believe January 1, 2013 deadline will impact the normal timing of purchases by our customers but at this time do not expect Tier IV will have a material impact on the fiscal year’s sales. We do anticipate building additional finished goods inventory as we manage through this product transition, and thus inventory at year end will be somewhat elevated, which will affect free cash flow. Free cash flow for F 2012 is now projected to be around $125 million.

Taking all of this into account, including currency headwinds, we have increased our full-year guidance for both revenues and earnings. We expect fiscal 2012 new earnings to be about $4.30 per share, which includes a $0.15 to $0.20 expense associated with the investment in the integration of Astec and Stone acquisitions. We are increasing our revenue guidance to between 7% and 8%. As reported in our release, our Board of Directors also declared a 2-for-1 common stock split effective June 29, 2012. These actions reflect the confidence in our outlook for the remainder of the year. We’re hopeful the momentum generated by the early start will continue through an extended selling season, allowing Toro and our channel partners to capture incremental business. Together, we are well positioned across our businesses with strong offerings of innovative products and services that deliver the performance and value end users desire.

As we mentioned in our first quarter call, when we achieve the anticipated revenue growth, the Company will surpass the $2 billion mark for the first time, which represents a significant milestone in our Destination 2014 journey.

This concludes our formal remarks. We will now take your questions. So Carissa, back to you.

Q U E S T I O N    A N D    A N S W E R

Operator

(Operator instructions) Eric Bosshard, Cleveland Research.

Eric Bosshard – Cleveland Research Company – Analyst

Two questions – first of all, I know that it’s hard to totally know, but curious on your sense of your market share performance. Your revenue is up 10%, [our] US revenue is up materially more than that. Do you have a sense of how you’re performing relative to the market in the first half of the year?

Michael Hoffman – The Toro Company – Chairman, CEO

It’s a good question, and I think there are certain areas where we have pretty solid information or data. There’s other areas where it may get a little more anecdotally. But as I would look across the portfolio, I would say we feel that our golf market share, both equipment and irrigation, is trending in the right direction, trending favorable. I would say the same thing is true for our walk power mowers and riding Z products, where we have strong shares, and the same thing largely true in the landscape arena.

On the residential/commercial irrigation business, we don’t have as precise data there, but I would tell you with all the innovation that we’ve brought to the market, certainly that industry has gone through a significant challenge with the economic downturn and slow housing issue. But that continues to recover. And again, we think we are gaining share there, too, against — we are really the number three competitor, working our way back to two and one.

So I guess I would say, overall, we feel real good about our market share, that we don’t know of any category that’s under severe pressure. Regionally, we always are looking at that, but around the world — even there, I think, overall, we feel good about our market share.

Eric Bosshard – Cleveland Research Company – Analyst

Okay. Secondly, the sales in the first half look like they are up around 10%, and the full-year revenue guidance of 7%-8% suggests the back half is up more like 6%, I guess, up 10% in the first half, up 6% in the second half, if that math is right. What do you see within that? You’ve got some visibility into what your customers are doing and what distributors are doing. You’ve obviously got some visibility into a lot of the month of May as well. Could you just explain a little bit your thinking within how the revenues shape through the balance of the year?

Michael Hoffman – The Toro Company – Chairman, CEO

Sure. I think it’s fair to say, and Renee mentioned earlier, retail was — retail has been strong, and that has pulled inventory into the channel. We think that will continue to be strong, and we’ll see — if, to the degree it is, to what degree the season will be extended maybe remains an opportunity there. Probably the most significant headwind against that back half, if you will, is this the snow products. So we expect a significant reduction in snow shipments in primarily the fourth quarter but, to some degree, the third quarter because we’ve come off a 2011-2012 snow season that was very, very soft. And as you know, the snow business is kind of the tale of two stories, if you will. It’s the preseason, which is very forecastable based on the previous season, and then the wild card is a bit the in-season piece that takes place based on the snowfall you get in the months of November, December, January, February.

So we know the preseason will be soft. We’re counting on a better in-season this year, and we’ll comp favorably against that. But that’s more an F 2013 question.

Eric Bosshard – Cleveland Research Company – Analyst

And then one last question, if I could. On international, two things — one, can you remind us of the split of how that international shapes out by region or by country? And then also talk about what you’re seeing there and also highlighting what the currency impact was and how that changed versus the first quarter.

Michael Hoffman – The Toro Company – Chairman, CEO

I’ll have Renee comment to the currency piece in just a minute. Europe is less than 15%. It’s between 10% and 15% of our business, closer to 15%. Obviously, that’s the market that’s under the most pressure. It has also had some challenge with early spring weather over there. So that would be — the international market is under the most pressure.

Asia, smaller parts of the portfolio — what’s been going on in China, slowed year-over-year, although we see signals of that starting to move back in the right direction. And last year at this time, Japan kind of came to a halt because of the tsunami. And that recovery is well underway, and so that’s helping largely to offset the China part of the business. Two other pieces of international, Canada and Australia — I guess Australia would be the second largest piece of our international portfolio — are both doing well, both up.

So internationally, it’s — primarily Europe is where the pressure is, we think, and where we have, obviously, the concern about just to what degree will the environment change there. So many of those countries are now formally into a recession. To what degree will that recession play out? Let’s hope it is mild. We’re not looking at a step change there, but only time will tell.

Renee Peterson – The Toro Company – CFO, VP – Finance

From a currency standpoint, we have a hedging strategy. So we do not tend to see a lot of volatility within a particular quarter related to currency. The impact on Q2 was modest; it was less than a point, or half a point of favorable impact to sales for the quarter, so a minimal impact.

Eric Bosshard – Cleveland Research Company – Analyst

Good, thank you.

Operator

Michael [Verly].

Unidentified Participant

I was just wondering if you could explain the margins in the Resi business and why they were down this quarter. Was that a mix issue?

Renee Peterson – The Toro Company – CFO, VP – Finance

Well, when we look at Residential really from a year-to-date standpoint, if we would have had the same mix year-over-year, our margins would be consistent year-over-year. So it really is mix that’s driving residential margins. If we look forward, we do expect to see margin improvement for the year. Our strong sales has helped us from an absorption standpoint, so our operations are operating at a good capacity level. We do feel we realized price that offsets our material cost, and we continue to focus on productivity and cost reduction efforts. So we do expect to see continued margin improvement.

Unidentified Participant

So did you say that price did offset material cost in the quarter?

Renee Peterson – The Toro Company – CFO, VP – Finance

Overall, yes.

Unidentified Participant

Okay. And then on micro-irrigation, is that new plant in Romania — is that running at full capacity yet?

Michael Hoffman – The Toro Company – Chairman, CEO

No, not yet. As — any time you start up a plant, you go through a bit of a learning curve. But it is running, and it is making, now, product available for the Eastern European customers. And it certainly has helped us with more capacity so that, overall, as we look at the micro-irrigation business we’re not having two ship stuff as far. In previous years, we’ve had to ship stuff across the oceans, in some case, and there’s costs associated with that. So it’s on strategy.

Unidentified Participant

Okay, and then is there any impact to either that plant or the micro-irrigation because of the issues in Europe, or is Eastern Europe not really seeing that negative impact?

Michael Hoffman – The Toro Company – Chairman, CEO

Yes, certainly there’s — as you know, we have a plant also in Italy. I think, while the micro-irrigation business is not immune, that the pressure to be more precise with water management and to grow more foods helps inflate that a bit, if you will. And so those businesses are doing relatively better.

Unidentified Participant

Okay. And then last question I have is just on the M&A pipeline. You guys have made — you’ve made a couple of smaller acquisitions in the rental space, and I was just wondering if there’s any larger assets in that space or if that is still kind of a focus of the M&A going forward?

Michael Hoffman – The Toro Company – Chairman, CEO

Our M&A strategy continues to be as we’ve stated before. So the focus is more professional than residential. In some ways, the focus is more international than domestic. With that said, we’ll look at all opportunities, all potential candidates, if you will. But as you know, with M&A you don’t want to force it because that results in premiums that are tough to make up.

So we continue to work at the process. There’s no doubt there are fewer larger deals and more mid-sized deals than a lot of little deals. Most of what we’ve done, in all fairness, are smaller ones. But they are a good fit with the strategy and, I think, will give us some springboard opportunity looking forward, particularly your point, to the rental business. Actually, with the — the Stone and Astec construction would add to those. Year before, the Praxis and the Lawn Solutions — we really have strengthened the rental portfolio in such a way that we are becoming a much more significant player there.

But we’d look across all of our businesses and adjacents. The Astec acquisition obviously has been adjacent to market, but a good fit, we think, with what we have in terms of things we do well. And so that’s what took us into that arena.

Unidentified Participant

Okay. Is there a critical mass in that rental business that you can start expanding organically as well, via new product introductions and such?

Michael Hoffman – The Toro Company – Chairman, CEO

There certainly is. In fact, you would argue that recent history, our expansion in the rental market has come largely from organic, up until last year, where we’ve added some of these acquisitions. So the organic development of a walk-behind trencher, which has become a market-leading trencher, the organic development of a tracked stump cutter which has become a leader in that space, too, have really helped solidify our position there. And then now you couple the acquisitions onto that, and our position is getting robust.

Unidentified Participant

Thanks a lot.

Operator

Sam Darkatsh, Raymond James.

Unidentified Participant

Good morning, this is [Josh] filling in for Sam. Congrats on the quarter. A couple housekeeping questions for me — first, you talked about $0.15 to $0.20 of impact on the full year from integration charges. What was that impact in 2Q?

Renee Peterson – The Toro Company – CFO, VP – Finance

Josh, we had very minimal impact in Q2. The way we look at the acquisition integration expenses for the year is we add Astec, which we’ve communicated $0.10 to $0.15 for the year — really, again, minimal impact on Q2. We’ll see more significant impact in Q3 and Q4, related to Astec. And we expect to have roughly that same impact next year, in 2013, as well.

The Stone acquisition added about $0.05 of acquisition integration expenses, and we’ll see that occur in the second half of 2012. That will not repeat in 2013. So minimal impact in the quarter for either of those acquisitions.

Unidentified Participant

And just to be clear, the Astec, $0.10 to $0.15 coming in the second half this year and repeating in the first half of next year, or how would that — the cadence speak for that?

Renee Peterson – The Toro Company – CFO, VP – Finance

It will probably occur spread over all of next year.

Unidentified Participant

Okay. And can you talk a little bit about how the integration of those businesses are progressing? Are there any things that have been a surprise so far?

Michael Hoffman – The Toro Company – Chairman, CEO

Well, I don’t know that we’ve been surprised. You always learn some things, I suppose, then you go through these. Astec — we are continuing to work the process of transitioning the product from down in Tennessee to — into one of our manufacturing plants in Wisconsin. That process is going well. I think that’s — because of that change, and it’s a more significant change, to Renee’s point, that will take a little longer, which is why we have some impact on the ability to produce product in 2013 as we go through that transition plan. So we’re kind of building out the product there down in Tennessee, and then we’ll make that transition later into our Wisconsin plant.

The Stone plant — that’s a little smaller business operation. We actually went out to New York in the plant that was there, and we opened it, have one of our retired operation leaders managing that for a couple of months as we build out some product and then transition those products into our Beatrice, Nebraska operation. Both are actually going quite well, as we haven’t had any bumps that have been a great cause for concern. But we continue to learn.

Unidentified Participant

Okay, and then I noticed you spent about $50 million or so on share repurchase this quarter. What annual share count is baked into your new guidance?

Tom Larson – The Toro Company – VP, Treasurer

This is Tom. Basically, we’re looking at about the same share reduction as what you saw last year, the average shares outstanding, which was about 1.7 million to 1.8 million last year came into that same sort of reduction this year.

Unidentified Participant

Okay, thank you very much.

Operator

Leah Villalobos, Longbow Research.

Leah Villalobos – Longbow Research – Analyst

Good morning, congratulations. I was wondering if there is — I know that weather was clearly a big driver here in the quarter, and I’m wondering if there’s any way to kind of quantify the impact of any shift in demand from the third quarter into the second quarter?

Michael Hoffman – The Toro Company – Chairman, CEO

Yes, that’s a good — I guess I’ll answer that more qualitatively than quantitatively. There’s certainly — the spring, as we’ve said so many times, we’ll take an early, warm, moist spring almost over anything else relative to weather, even more so than snow. So it clearly pulled up — from a retail standpoint, it pulled up the peak, if you will.

But with that said, I’ll come back and say, as we sit now here near the — I guess approaching the end of May, the retail continues to be very solid, very strong. It did lull a little bit as we entered the month. And again, some of that was related to different parts of the country and, maybe more than anything, moisture.

So, I guess, to what degree? Well, I think that’s factored in our guidance for the year. We always say to you folks that you need to look at the Company in a year context because of the nature of the variability in the quarters. We don’t think — field inventories are up slightly, but that is all very manageable. Retail continues at a robust pace ahead of that.

Leah Villalobos – Longbow Research – Analyst

Okay, that’s helpful. And then I guess with the very strong demand that you saw in the quarter, were there any costs associated with expediting product out to your customers?

Michael Hoffman – The Toro Company – Chairman, CEO

There always are some of those, you know, the — more the ability to anticipate. It was maybe less against core products. We did bring, as I mentioned earlier in the call, we did bring a couple of new products out. And the excitement they generated — a good example is the TimeMaster 30-inch walk-behind mower. The excitement that generated caused use to have to accelerate production, and there are certain components that — we don’t source everything here, obviously. We source a lot of components in Asia and other parts of the world.

And so did we spend a little bit on premium freight? Yes, we did. We always do, to some degree. It’s not, probably, material. But it’s all factored into the numbers.

Leah Villalobos – Longbow Research – Analyst

Okay, and then just a comment on the mix that you saw in the Residential business — was that just more consumers going for more kind of the promotional product? What exactly was driving the mix there?

Michael Hoffman – The Toro Company – Chairman, CEO

You know, it’s a couple of things, but probably the first thing is, you look at it year-to-date; it is more about snow being soft versus some of the other products. And again, mix moves around any given quarter. We may ship some stuff a little earlier or a little later. But overall, as Renee talked a little earlier, we think the Residential business is on the right trajectory and we will see continued improvement there.

Leah Villalobos – Longbow Research – Analyst

Okay, thanks so much for taking my questions.

Operator

Robert Kosowsky, Sidoti & Company.

Robert Kosowsky – Sidoti & Company – Analyst

Yes, hi, good morning, how are you doing? I’m just trying to figure out how good of A spring this has been and kind of what it means for maybe the comp for next year. I guess, how strong or how favorable has weather been? And do you see some demand still being suppressed because of housing starts still being as low as they are? Just trying to get a sense of how tough of a comp this is going to be for next year.

Michael Hoffman – The Toro Company – Chairman, CEO

Well, it clearly goes on the positive side of the ledger or the positive side of the bell curve as we talk about spring weather. So it will be potentially a little harder comp next year. That’s one of those — it will depend. And even as we have the discussion, you’re going to have the peak part of the season, whether that’s in March, April or May. When you have it earlier, you get the potential for a longer selling season, and that’s what we’re seeing this year. So we’ll probably answer that question better and more precisely a quarter or two from now.

And, as always, it’s not just the weather. It’s the economy, it’s our ability to bring some exciting new products to the market. And all those will be a factor as we get to next year. But if you said, will it be a more — is the probability higher or lower of having a spring better than this one, next year? Well, let’s again, put it on the bell curve; it’s probably slightly more downside.

Robert Kosowsky – Sidoti & Company – Analyst

Okay, but the other end of the spectrum is that it could potentially be better just based on housing or (multiple speakers).

Michael Hoffman – The Toro Company – Chairman, CEO

That’s another factor. We would expect it would be, and then I would throw snow in there and say the probability of comping favorably on snow in fiscal 2013 is significantly higher.

Robert Kosowsky – Sidoti & Company – Analyst

Okay, that’s helpful. And then, as far as the professional segment margin expansion, can you kind of tease out how much was volume, just kind of fixed cost leverage on volume versus productivity initiatives you’re doing relative to Destination 2014, and also just mix?

Renee Peterson – The Toro Company – CFO, VP – Finance

You know, Robert, it’s really all of those factors that are driving the margin. So it’s strong sales, as I said, helping us from an operational perspective, price offsetting material costs and then continued focus on cost reduction. But really, I would say they’re all driving the improvement in the margin — not one more than the other.

Robert Kosowsky – Sidoti & Company – Analyst

Okay, that’s helpful. And then finally, Mike, as you look at the construction business and rental, too, what gets you very excited about it? Is it something where you’re just buying assets that are presumably at a cyclical trough so you can enjoy some potential upturn? Or is it kind of the margin profile that you ultimately see? Kind of any thoughts on that?

Michael Hoffman – The Toro Company – Chairman, CEO

It’s a good question. The starting point — and we have that discussion, obviously, as a management team and with our Board. The place I would start is, if you look at our strategic map and as we look at rental, how we could serve our rental customers more broadly, you would have seen the products we purchased, like the Stone products, on the map, in the considered set, not a — well, we really shouldn’t be in this business; it makes sense for us to be in this business.

And so, while we’re not a major player in the construction, these are more niche products. They are very important niche products to our rental customers. And they were excited by Toro buying the Stone assets and being able to not only continue to be a source of supply for some of those mixers or haulers or even some of the concrete tools, but also excited about knowing Toro will innovate around these spaces and bring them an even more expanded portfolio.

So it was a good fit on the map before it even came about.

Robert Kosowsky – Sidoti & Company – Analyst

Okay, thank you.

Operator

Jim Barrett, C.L. King Associates.

Jim Barrett – CL King & Associates – Analyst

Good morning, everyone. Mike, when you look at the domestic golf market and who’s buying equipment, is it becoming a market of haves and have-nots in terms of those who can’t afford it and those who haven’t? Can you discuss, if that’s so, what are the implications of that?

Michael Hoffman – The Toro Company – Chairman, CEO

It’s a good question, Jim. In fact, I just had the opportunity to attend a National Golf Foundation conference a couple of weeks ago. I answer it this way. Certainly, the stronger clubs financially, whether that’s a private club or a daily fee club that it’s maybe a higher profile, making more money, is it’s easier for them to reinvest in capital equipment and projects. The answer is certainly yes.

With that said, so that that other tier of clubs — again, whether that’s private or public or even resort — we saw that part of the business be more impacted in the 2009 downturn. But if you look at the curve, it’s very much on the upward swing as they are investing in that recovery as well now. So it is not — and I don’t think it’s a have and have-nots. The public courses that have good play are doing well. And weather certainly has been a factor. But, as the head of the National Golf Foundation would say, it wasn’t just that. Golfer confidence is up. Markets that were less impacted by the weather are seeing rounds played up, and some of that just ties back to the general economy. People have more confidence and the golfers are more confident. They are a subset of the economy.

Jim Barrett – CL King & Associates – Analyst

Right, well, that’s encouraging. And then secondly, on a separate note, the 9% growth in professional — could you discuss the relative growth between golf and professional landscaping/non-golf irrigation? How should we look at that?

Michael Hoffman – The Toro Company – Chairman, CEO

I guess the way I would answer that is — because what you’re looking at there, growth — that’s obviously growth in shipments. But as we look across the golf — it’s largely golf and landscape contractor, and then obviously you’ve got micro-irrigation in there. Both businesses are very strong. The golf retail is very strong. Landscape contractor retail is very strong. So it isn’t the case where one is really pulling the other. And I would add to that now, the micro-irrigation continues a robust pace. The only other business of significance in that portfolio is the residential/commercial irrigation. And that may be more connected to the housing starts.

But I’ll come back and say, with the innovation that team has demonstrated out there and the steady recovery in housing, we are seeing the benefit from both a market recovery and a share position in residential/commercial irrigation.

Jim Barrett – CL King & Associates – Analyst

Okay, well, thanks again. I appreciate it.

Operator

Sam Darkatsh, Raymond James.

Unidentified Participant

Hi, folks, this is still Josh. I just wanted to see if I could get around a sense of the tone of business and weather impacts another way. Could you talk about the sales growth trends by month for the second quarter?

Michael Hoffman – The Toro Company – Chairman, CEO

Yes. I would, I guess — I don’t have that precisely. So it wasn’t — if your concern is, was it robust and then did it slow way down? The answer to that is no. And as I commented earlier in the call, while, as we kind of wrapped up April from a retail standpoint, we are an organization that puts a lot of focus on retail because, if you take care of retail, everything else will take care of itself. So not so much looking at our shipments as you’re looking at the retail market.

And so in early May, retail slowed a little bit, but I would tell you that even recently this week, and some of that is related to moisture in that it’s moving very nicely in the right direction. So how long that will continue, we’ll see. But it’s not as though, if you plotted this, you’ve got a downward slope, if you will.

Operator

And there are no further questions at this time. I’d like to turn the call over to Mr. Mike Hoffman for closing remarks.

Michael Hoffman – The Toro Company – Chairman, CEO

Thank you, Clarissa. And just to conclude the call, let me take a moment to thank the 5000-plus members of the Toro team and our channel partners for these strong results. And let me also thank all our participants and listeners for your questions and interest in Toro. We look forward to talking with you again in August to discuss our third quarter results. So we wish all of our US listeners a great Memorial Day weekend and holiday, and thank you to all and good day.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.